EXHIBIT 23.1
                                               ACCOUNTANTS' CONSENT

The Board of Directors
SPSS Inc.:

         We consent to incorporation by reference in the registration statement on Form S-3 of SPSS Inc. of our audit report dated February 19, 1997, relating to the consolidated balance sheets of SPSS Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of SPSS Inc.


                                                       /s/ KPMG PEAT MARWICK LLP



Chicago, Illinois
November 26, 1997




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